U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOOTIE PIE COMPANY, INC.
(Exact name of registrant as specified in charter)

NEVADA	72-1602919
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

129 Industry Drive, Boerne, TX 78006
(Address of principal executive offices)

Tootie Pie Company, Inc. 2008 Stock Option and Incentive Plan
(Full title of the Plan)

Don L. Merrill, Jr.
Tootie Pie Company, Inc.
129 Industry Drive
Boerne, TX 78006
(210) 737-6600
(Name, address, and telephone number of agent for service)

With a copy to:

Amy Trombly, Esq.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02467
(617) 243-0060

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	500,000 (1)	$0.75 (2)	$375,000	$14.74

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The price of $0.75 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board on January 17, 2008 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The registrant will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b).  Requests for such information should be directed to: Tootie Pie Company, Inc., 129 Industry Drive, Boerne, Texas, 78006. Phone: (210) 737-6600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a)

The registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, filed on June 29, 2007 pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)

The registrant’s Current Report on Form 8-K filed on July 31, 2007.

(c)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consists of Form 10-QSBs filed on August 14, 2007 and November 13, 2007.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.

DESCRIPTION OF SECURITIES.

COMMON STOCK

The registrant is authorized to issue 99,900,000 shares of common stock, par value $0.001 per share. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

ITEM 5.

INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant. No expert or counsel has any contingent based agreement with the registrant or any other interest in or connection to the registrant.

ITEM 6.

INDEMNIFICATION OF DIRECTIORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the following provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Article Eight of the Articles of Incorporation, as amended, of the registrant contains the following provisions with respect to liability of directors and officers:

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.

EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Amy Trombly, Esq.

10.1	Tootie Pie Company, Inc. 2008 Stock Option and Incentive Plan, dated January 14, 2008 (filed herewith).

23.1	Consent of Akin, Doherty, Klein & Feuge, P.C.

23.2	Consent of Counsel (included in Exhibit 5.1 hereto).

ITEM 9.

UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

       (i) Include any material or changed material information on the plan of distribution.

2. For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boerne, State of Texas, on January 22, 2008.

Tootie Pie Company, Inc.

By:	/s/ Don L. Merrill, Jr.
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933.  This registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Raymond G. Armstrong	January 22, 2008
Raymond G. Armstrong
Director

/s/ Christopher Keese	January 22, 2008
Christopher Keese
Director

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